Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Brocade Communications Systems, Inc. on Form S-4 and in the prospectus/offer to exchange, which is part of the Registration Statement, of our opinion dated April 3, 2016 appearing as Annex C to such prospectus/offer to exchange, and to the description of such opinion and to the references to our name contained therein under the headings “Risk Factors—Risk Factors Relating to the Offer and the Merger”, “The Offer and the Merger—Background of the Offer and the Merger”, “The Offer and the Merger—Ruckus’ Reasons for the Offer and the Merger; Recommendation of the Ruckus Board of Directors”, “The Offer and the Merger—Opinion of Ruckus’ Financial Advisor” and “The Offer and the Merger—Certain Financial Forecasts”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Erik Marth
	Name:	Erik Marth
	Title:	Executive Director

Menlo Park, California

May 18, 2016